BWXT Announces Leadership Changes

(LYNCHBURG, Va. – June 16, 2025) BWX Technologies, Inc. (NYSE: BWXT) announced today the appointment of Kevin M. McCoy as the company’s chief nuclear officer. In this role, McCoy will support the Department of Defense and Department of the Navy to accelerate the pace of Columbia and Virginia Class submarine production programs for the U.S. Navy.
Since 2022, McCoy has served as president of BWXT’s Government Operations segment where he was responsible for overseeing BWXT’s Nuclear Operations and Technical Services Groups and its subsidiary Advanced Technologies, LLC.
McCoy has over 40 years of leadership experience in shipyard operations, nuclear industrial operations and senior engineering positions in the U.S. Navy and private sector. He served as chief engineer of the U.S. Navy from 2005 to 2008 and as commander of the Naval Sea Systems Command (NAVSEA) from 2008 to 2013. He retired with the rank of Vice Admiral. Before joining BWXT, McCoy served as president of Irving Shipbuilding Inc. in Nova Scotia, Canada, from 2013 to 2021.
With extensive shipbuilding and ship repair related experience, McCoy’s accomplishments include the design, procurement, construction oversight, maintenance, modernization and engineering support of the U.S. Navy’s fleet of submarines, surface ships, aircraft carriers and weapon systems. He served in leadership positions in five of the U.S. Navy’s nuclear shipyards and commanded the Portsmouth Naval Shipyard from 2001 to 2004.
“Kevin McCoy has been a tremendously successful leader at BWXT and throughout his career,” said Rex Geveden, BWXT president and chief executive officer. “His commitment to our Navy and the nation is inspirational, and we are proud to be partnering with the U.S. Navy on this critical endeavor.”
With McCoy’s new role, BWXT is also making the following leadership announcements:
Joseph K. Miller succeeds McCoy as president of Government Operations. Since 2021,
Miller has served as president of BWXT Advanced Technologies. Under Miller’s leadership, Advanced Technologies achieved 10x growth in program content and successfully contracted two federally funded first-of-a-kind prototype programs for advanced nuclear microreactors. Miller joined BWXT in 2011 as an engineer working on advanced commercial energy solutions, had advanced into managerial roles by 2013, became the program manager for advanced nuclear applications in 2017, and general manager of Advanced Technologies in 2020. Before joining BWXT, he was a mechanical test engineer for new construction of Virginia-class submarines at Newport News Shipbuilding and a semiconductor equipment engineer at Samsung Austin Semiconductor. Miller began his career serving in the U.S. Navy onboard the USS Norfolk (SSN 714).

Miller holds a master’s degree in radiation health physics from Oregon State University and a bachelor’s degree in nuclear engineering from Thomas Edison State College. He serves on the Central Virginia Community College Educational Foundation Board, the Nuclear Energy Maritime Organization Ltd. Board and the Oregon State University Nuclear Science and Engineering Advisory Board.
“Under Joe’s leadership, BWXT Advanced Technologies has transformed initial concepts into real hardware, advancing not only the company, but nuclear power and propulsion capabilities across the nation,” said Geveden. “He will bring his leadership and enthusiasm to Government Operations, focusing on safely delivering critical systems to our national security customers, and building further success on the strong foundation laid by Kevin McCoy and the Government Operations team.”
Katherine (Kate) Haggerty Kelly succeeds Miller as president of BWXT Advanced Technologies. Kelly has been the director for space and emerging programs of Advanced Technologies since 2022, leading the strategy and execution of the space and advanced manufacturing portfolio.
Before her current position, Kelly was the advanced nuclear systems program manager, focused on developing nuclear projects to promote the company’s R&D interests in advanced manufacturing and nuclear thermal propulsion technologies. She also held project management, quality control and operational excellence positions within BWXT’s Nuclear Operations Group in Lynchburg, Virginia. She joined the company in 2012 as a system design engineer on a small modular reactor program.
Kelly received the Women in Aerospace Initiative-Inspiration-Impact Award for her contributions to the space nuclear industry and her advocacy for promoting people in aerospace. She earned a bachelor’s degree in chemical engineering from the University of Notre Dame and has Lean Six Sigma Black Belt and Project Management Professional® certifications.
“Kate Kelly is a rising star at BWXT,” said Joseph Miller, president of Government Operations. “Her engineering expertise, program management skills and innate leadership capabilities will bring much continued success.”
About BWXT
At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. A U.S.-based company, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental restoration, nuclear medicine and space exploration. With nearly 10,000 employees, BWXT and its affiliated companies have 20 major operating sites in the U.S., Canada and the U.K. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. For more information, visit www.bwxt.com. Follow us on LinkedIn, X, Facebook and Instagram.

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